UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2015

DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32868 (Commission File Number)	52-2319066 (IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee (Address of principal executive offices)	37027 (Zip Code)

Registrant's telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

In March 2015, Delek US Holdings, Inc. (the "Company") requested approval from Alon USA Energy, Inc. ("Alon USA”) for purposes of Section 203 of the General Corporation Law of the State of Delaware (“Section 203”) with respect to the potential purchase by the Company of some or all of the shares of common stock (the “Alon Israel Shares”) owned by Alon Israel Oil Company, Ltd. (“Alon Israel”). In response, the Alon USA board of directors formed a special committee consisting of independent directors (the “Alon USA Committee”) and authorized it to, among other things, review, negotiate and evaluate the Company’s request and make a recommendation to the Alon USA board of directors in connection therewith. The Alon USA Committee and the Company thereafter negotiated the terms and conditions of a potential approval of the Company by the Alon USA board of directors for purposes of Section 203. Based on the recommendation of the Alon USA Committee, the Alon USA board of directors approved the Company for purposes of Section 203. In connection with the possible acquisition by the Company of Alon Israel Shares, the Company and Alon USA entered into a confidential Stockholder Agreement (the “Agreement”) establishing certain customary terms that would apply in the event of a purchase by Delek of the Alon Israel Shares.
Discussions between Alon Israel and the Company commenced following the execution of the Agreement and are ongoing. There can be no assurances that an agreement for the Company to acquire Alon Israel Shares will be reached or, if such an agreement is reached, that such a transaction will be consummated. If an agreement for the Company to acquire the Alon Israel Shares cannot be reached within a designated time as set forth in the Agreement, Delek will again be subject to the restrictions on business combinations set forth in Section 203.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2015	DELEK US HOLDINGS, INC.

/s/ Assaf Ginzburg
Name: Assaf Ginzburg
Title: EVP / Chief Financial Officer